Exhibit 99.1

VERSO PAPER CORP. ANNOUNCES RETIREMENT OF CEO AND DIRECTOR MIKE JACKSON AND ELECTION OF DAVE PATERSON AS SUCCESSOR

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 20, 2012–Verso Paper Corp. (NYSE:VRS) announced today that Michael A. Jackson will retire as the President and Chief Executive Officer and a director of Verso and that David J. Paterson has been elected by Verso’s board of directors to serve in such roles, with both events to occur effective as of May 14, 2012.

Scott Kleinman, Verso’s Chairman of the Board, said, “Verso truly has been fortunate to have Mike Jackson as our CEO during the past five years.  Mike has established a solid culture and strategic foundation at Verso since we became an independent entity in 2006.  Under Mike’s direction, Verso has improved and refined our core product portfolio, developed and marketed a series of specialty products, and formulated and begun executing a forward-looking renewable energy strategy.  Verso is on sound footing thanks to Mike’s steady leadership.  On behalf of the entire Verso team – our employees, board of directors, and stockholders – I want to thank Mike for his distinguished service and tremendous contributions to Verso.”

Kleinman continued, “Going forward, we are pleased and honored that Dave Paterson will become Verso’s new CEO.  Dave brings to Verso a wealth of experience garnered during his many years of service as an executive with AbitibiBowater Inc., Bowater Incorporated, and Georgia-Pacific Corporation.  Dave is an outstanding leader, a respected and knowledgeable businessman, and absolutely the right person to lead Verso in the next phase of its business life.”

Dave Paterson added, “I am pleased to be appointed as CEO and am excited about the opportunities ahead for Verso.  Verso has a strategic focus, exceptional people, and a nimble management approach that should bode well for the future.  I am truly excited to be joining the Verso team.”

Mike Jackson concluded, “It has been an honor and privilege for me to serve as Verso’s CEO during the past several years.  I have so much appreciation for the incredible work and indomitable spirit of our employees.  I am confident that this will be a seamless CEO transition and that Dave Paterson is well prepared to continue the evolution and execution of Verso’s strategies.”

Mr. Jackson will continue to serve as the President and Chief Executive Officer and a director of Verso through Verso’s first quarter earnings call on May 14, 2012, after which Mr. Paterson’s appointment to these positions will become effective.  Mr. Paterson will serve as a Class II director of Verso with an initial term expiring at our 2013 annual meeting of stockholders.

Mr. Paterson, age 57, served as President and Chief Executive Officer and a director of AbitibiBowater Inc. (now doing business as Resolute Forest Products), a leading global producer of newsprint, coated and specialty papers, market pulp and wood products, from 2007 to 2011.  He was Chairman, President and Chief Executive Officer of Bowater Incorporated during 2007 and President and Chief Executive Officer of Bowater Incorporated from 2006 to 2007.  From 1987 to 2006, Mr. Paterson worked in various executive and sales and marketing positions for Georgia-Pacific Corporation, a leading global manufacturer of tissue, packaging, paper, building products and related chemicals, including most recently as Executive Vice President of the Building Products division from 2003 to 2006, Executive Vice President of the Pulp and Paperboard division from 2001 to 2003, President of the Paper and Bleached Board division in 2001, and Senior Vice President of the Communication Papers division from 2000 to 2001.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on our website at www.versopaper.com.

Forward-Looking Statements

In this news release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions.  Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso.  Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business.  For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission.  Verso assumes no obligation to update any forward-looking statement made in this news release to reflect subsequent events or circumstances or actual outcomes.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com

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